UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 17, 2007

ADC Telecommunications, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-1424	41-0743912
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13625 Technology Drive, Eden Prairie, Minnesota		55344
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952.938.8080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2007, our Compensation Committee approved grants to our executive officers of performance based restricted stock units (PSUs) under our Global Stock Incentive Plan. These PSU grants were made on terms that are different than the terms of previous PSU grants. The new terms establish a range of earnings performance over a three-year performance measurement period, which will lead to a range of potential share payout amounts from 0% to 200% of the targeted amount of the PSU award. The actual payout amount will depend on where actual earnings results fall within the targeted range over the three-year performance period. This is different from the "cliff" type vesting utilized in previous PSU awards, which have an all or nothing payout design based upon the achievement of a specified earnings performance level. We believe that the modified PSU design will better drive performance by providing incentive to perform at the high end of the targeted performance range. Under the new design, the PSU earnings metric will be cumulative GAAP earnings per share, subject to adjustments established by our Compensation Committee. We intend to file the form of agreement related to these revised terms as an exhibit to our quarterly report on Form 10Q for our first quarter of fiscal 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADC Telecommunications, Inc.

December 21, 2007	By:	James G. Mathews

Name: James G. Mathews
Title: Vice President and Chief Financial Officer